Exhibit 10.1

FIRST AMENDMENT TO AMENDED AND RESTATED REVOLVING CREDIT AND TERM
LOAN AGREEMENT

This First Amendment to Amended and Restated Revolving Credit and Term Loan Agreement (this “First Amendment”) is made and entered into as of the 12th day of August, 2008, by and among Continental Materials Corporation, a Delaware corporation (“Borrower”), LaSalle Bank National Association, a national banking association, as administrative agent and as a lender (LaSalle in its capacity as administrative agent referred to in this Agreement as “Agent” and in its capacity as a lender as “LaSalle”) and Fifth Third Bank (Chicago), a Michigan banking corporation, as a lender (“Fifth Third”) (LaSalle and Fifth Third are each referred to individually in this First Amendment as a “Lender” and collectively as the “Lenders”).

W I T N E S S E T H:

WHEREAS, prior hereto, Lenders provided certain loans, extensions of credit and other financial accommodations to Borrower pursuant to (a) that certain Amended and Restated Revolving Credit and Term Loan Agreement dated as of March 28, 2008, by and among Lenders, Borrower and Agent (the “Credit Agreement”), and (b) the other documents, agreements and instruments referenced in the Credit Agreement or executed and delivered pursuant thereto;

WHEREAS, Borrower desires Lenders to (a) waive certain Events of Default arising from financial covenant violations; (b) modify certain financial covenants; (c) modify the principal payments on the Term loan; and (d) increase the Commitment – Revolving Credit (collectively, the “Additional Financial Accommodations”); and

WHEREAS, Lenders are willing to provide the Additional Financial Accommodations, but solely on the terms and subject to the provisions set forth in this First Amendment and the other agreements, documents and instruments referenced herein or executed and delivered pursuant hereto.

NOW, THEREFORE, in consideration of the foregoing, the mutual promises and understandings of the parties hereto set forth herein, and other good and valuable consideration, the receipt and sufficiency of such consideration is hereby acknowledged, the parties hereto hereby agree as set forth in this First Amendment.

I.              Definitions:

A.            Use of Defined Terms.  Except as expressly set forth in this First Amendment, all terms which have an initial capital letter where not required by the rules of grammar are defined in the Credit Agreement, or, if not defined in the Credit Agreement, in the “Collateral Agreement” (as defined below).

B.            Amended Definitions.  Effective as of the date of this First Amendment, Section 1.1 of the Credit Agreement is hereby amended by deleting the definitions of “Applicable LIBOR Margin”, “Applicable Prime Rate Margin” and “Commitment – Revolving Credit” and substituting therefor the following, respectively:

“Applicable LIBOR Margin” for purposes of determining the interest rate on a Revolving LIBOR Loan and a Term LIBOR Loan, shall mean (a) from August 12, 2008, through the day immediately prior to the first quarterly adjustment pursuant to this definition, 3.00% (the “Initial LIBOR Margin”); and (b) the Initial LIBOR Margin as modified by quarterly adjustments (such adjusted Initial LIBOR Margin, the “Applicable LIBOR Margin”) determined based upon the ratio of Borrower’s consolidated Funded Debt (measured on the date of the calculation) to EBITDA (calculated on a rolling four quarters basis) as follows:

If Funded Debt to EBITDA is:	Applicable LIBOR Margin is:
Greater than or equal to 3.0 to 1.0	3.00%
Less than 3.0 to 1.0 and greater than or equal to 2.50 to 1.0	2.25%
Less than 2.50 to 1.0 and greater than or equal to 2.00 to 1.0	2.00%
Less than 2.00 to 1.0 and greater than or equal to 1.5 to 1.0	1.75%
Less than 1.50 to 1.0	1.50%

Not later than twenty (20) days after the Agent’s receipt of the quarterly (for each of the first three (3) fiscal quarters of each fiscal year) and year-end financial statements required by Sections 6.2(a) and (b) hereof for each of Borrower’s fiscal quarters beginning with the fiscal quarter ending June 28, 2008, accompanied by a certificate of the chief accounting officer or Treasurer of Borrower reflecting the ratio of Borrower’s Funded Debt to EBITDA for the period of the four fiscal quarters ending on the same date, Agent will determine whether such financial information indicates that the change in the ratio would justify a change in the Applicable LIBOR Margin.  Any change in the Applicable LIBOR Margin, and in the rate of interest applicable to LIBOR Loans resulting therefrom, shall be effective as of the first day of the month after the Agent receives the quarterly (for each of the first three (3) fiscal quarters of each fiscal year) and year-end financial statements required by Section 6.2(a) and (b) hereof for each of Borrower’s fiscal quarters, accompanied by a certificate of the chief accounting officer or Treasurer of Borrower reflecting the ratio of Borrower’s Funded Debt to EBITDA for the period of the four fiscal quarters ending on the same date.  Such new Applicable LIBOR Margin shall continue in effect until the effectiveness of the next re-determination thereof. Any determination by Agent of the ratio of Borrower’s Funded Debt to EBITDA shall be conclusive and binding upon Borrower and the Lenders provided that it has been made reasonably and in good faith, absent manifest error. If Borrower fails to timely submit the quarterly financial statements and certificate referred to above, the rate of interest applicable to LIBOR Loans as of the next determination date of the Applicable LIBOR Margin shall be determined and based upon the Default Rate.  Agent shall notify Lenders and Borrower of any changes in the Applicable LIBOR Margin within five business days of determining any such change; provided, however, such notice shall not be a pre-condition to the effectiveness of any change in the Applicable LIBOR Margin nor shall Agent’s failure to provide such notice be deemed a default by Agent under this Agreement or give rise to any rights or remedies in favor of Borrower.

“Applicable Prime Rate Margin” for purposes of determining the interest rate on a Revolving Prime Rate Loan and a Term Prime Rate Loan, shall mean (a) from August 12, 2008, through the day immediately prior to the first quarterly adjustment pursuant to this definition, 1.00% (the “Initial Prime Rate Margin”); and (b) the Initial Prime Rate Margin as modified by quarterly adjustments (such adjusted Initial Prime Rate Margin, the “Applicable Prime Rate Margin”) determined based upon the ratio of Borrower’s consolidated Funded Debt (measured on the date of the calculation) to EBITDA (calculated on a rolling four quarters basis) as follows:

If Funded Debt to EBITDA is:	Applicable Prime Rate Margin is:
Greater than or equal to 3.0 to 1.0	1.00%
Less than 3.0 to 1.0 and greater than or equal to 2.50 to 1.0	0.25%
Less than 2.50 to 1.0 and greater than or equal to 2.00 to 1.0	0%
Less than 2.00 to 1.0 and greater than or equal to 1.5 to 1.0	0%
Less than 1.50 to 1.0	0%

Not later than twenty (20) days after the Agent’s receipt of the quarterly (for each of the first three (3) fiscal quarters of each fiscal year) and year-end financial statements required by Section 6.2(a) and (b) hereof for each of Borrower’s fiscal quarters beginning with the fiscal quarter ending June 28, 2008, accompanied by a certificate of the chief accounting officer or Treasurer of Borrower reflecting the ratio of Borrower’s Funded Debt to EBITDA for the period of the four fiscal quarters ending on the same date, Agent will determine whether such financial information indicates that the change in the ratio would justify a change in the Applicable Prime Rate Margin. Any change in the Applicable Prime Rate Margin, and in the rate of interest applicable to Prime Rate Loans resulting therefrom, shall be effective as of the first day of the month after the Agent receives the quarterly (for each of the first three (3) fiscal quarters of each fiscal year) and year-end financial statements required by Sections 6.2(a) and (b) hereof for each of Borrower’s fiscal quarters, accompanied by a certificate of the chief accounting officer or Treasurer of Borrower reflecting the ratio of Borrower’s Funded Debt to EBITDA for the period of the four fiscal quarters ending on the same date.  Such new Applicable Prime Rate Margin shall continue in effect until the effectiveness of the next re-determination thereof. Any determination by Agent of the ratio of Borrower’s Funded Debt to EBITDA shall be conclusive and binding upon Borrower and the Lenders provided that it has been made reasonably and in good faith, absent manifest error. If Borrower fails to timely submit the quarterly financial statements and certificate referred to above, the rate of interest applicable to Prime Rate Loans as of the date such statements and certificate are due shall be determined and based upon the Default Rate.  Agent shall notify Lenders and Borrower of any changes in the Applicable Prime Rate Margin within five business days of determining such change; provided, however, such notice shall not be a pre-condition to the effectiveness of any change in the Applicable Prime Rate Margin nor shall Agent’s failure to provide such notice be deemed a default by Agent under this Agreement or give rise to any rights or remedies in favor of Borrower.

“Commitment – Revolving Credit” shall mean each such amount set forth below across from the name of each Lender:

a.             From March 28, 2008 through December 31, 2008:

Lender	Amount
LaSalle	$10,800,000
Fifth Third	$7,200,000

b.             From January 1, 2009 to the Termination Date:

Lender	Amount
LaSalle	$9,000,000
Fifth Third	$6,000,000

C.            New Definition.  Effective as of the date of this First Amendment, Section 1.1 of the Loan Agreement is hereby amended by adding the following new definition thereto in the appropriate alphabetical order:

“Collateral Agreement” shall mean that certain Collateral Agreement of even date herewith by and among Borrower, each Subsidiary and Agent, as amended or restated from time to time.

II.            Amendment to Credit Agreement.  Effective as of the date of this First Amendment, the Credit Agreement is hereby amended as follows:

A.            Section 2.5 of the Credit Agreement is hereby amended by deleting Section 2.5 of the Credit Agreement in its entirety and substituting the following therefor:

“SECTION 2.5       TERM LOAN PAYMENTS.

The Term Loan shall be evidenced by term notes (collectively the “Term Note”), substantially in the form of Exhibit B, with appropriate insertions, dated as of March 28, 2008, payable to the order of each Lender, in the current principal amount of each Lender’s Pro Rata Share of the Term Loan.  Borrower shall pay the principal amount of the Term Loan in thirteen (13) quarterly principal payments as follows: (a) two (2) quarterly payments in the amount of $600,000 each, due on March 31, 2008, and June 30, 2008, (b) ten (10) quarterly payments in the amount of $414,286 each, due on the last day of each calendar quarter beginning September 30, 2008 and continuing through and including December 31, 2010, and (c) a final payment of all outstanding Term Loan indebtedness on March 31, 2011.”

B.            Section 5.5 of the Credit Agreement is hereby amended by deleting Section 5.5 of the Credit Agreement in its entirety and substituting the following therefor:

“SECTION 5.5       LIENS.

None of the assets of Borrower or any Subsidiary are subject to any mortgage, pledge, title retention lien, or other lien, encumbrance or security interest, except for: (a) current taxes not delinquent or taxes being contested in good faith and by appropriate proceedings; (b) liens arising in the ordinary course of business for sums not due or sums being contested in good faith and by appropriate proceedings, but not involving any deposits or advances or borrowed money or the deferred purchase price of property or services; (c) liens existing on the date hereof as listed in Exhibit F hereto; and (d) liens in favor of the Agent for the benefit of the Lenders.”

C.            Financial Covenants.  Section 6.4 of the Credit Agreement is hereby amended by deleting Section 6.4 of the Credit Agreement in its entirety and substituting the following therefor:

“SECTION 6.4       FINANCIAL REQUIREMENTS.

Unless at any time all Lenders shall otherwise expressly consent in writing, until all of the obligations of Borrower under this Agreement and the Notes are fully paid and performed, Borrower shall:

(a)           Fixed Charge Coverage Ratio.  Not permit Borrower’s consolidated Fixed Charge Coverage Ratio to be less than 1.0 to 1.0 for the twelve (12) month Measurement Period ending January 3, 2009, or for any twelve (12) month Measurement Period ending as of the end of each fiscal quarter thereafter.  Borrower’s Fixed Charge Coverage Ratio shall not be tested for the Measurement Period ending September 27, 2008;

(b)           Current Ratio.  Not permit the ratio of Borrower’s consolidated current assets to current liabilities determined as of the end of each fiscal quarter of Borrower’s fiscal year, to be less than 1.50:1.0;

(c)           Tangible Net Worth.  Not permit Borrower’s consolidated Tangible Net Worth, determined as of the end of each fiscal quarter of Borrower’s fiscal year, to be less than $34,641,000 plus fifty percent (50%) of Borrower’s cumulative consolidated net income (disregarding cumulative consolidated net loss) for all periods subsequent to December 29, 2007;

(d)           Leverage Ratio.  Not permit Borrower’s ratio of (i) consolidated Funded Debt as of the end of each fiscal quarter of Borrower’s fiscal year, to (ii) consolidated EBITDA for the Measurement Period ending as of the last day of such quarter calculated on a rolling four (4) quarters basis, to exceed (i) 4.0 to 1.0 as of March [31], 2009 or June [30], 2009, or (ii) 2.5 to 1.0 as of September [30], 2009, or as of the end of any fiscal quarter thereafter.  Borrower’s leverage ratio shall not be tested for the fiscal quarters ending September 27, 2008 or January 3, 2009; and

(e)           Quarterly EBITDA.  Not permit Borrower’s consolidated EBITDA, calculated for the three (3) month fiscal quarter ending September 27, 2008, to be less than $1,700,000.”

D.            Field Examination.  Borrower and its Subsidiaries will fully cooperate with Agent and any of its agents in performing one or more field examinations of Borrower and its Subsidiaries from time to time.  All costs, fees and expenses charged or incurred by Agent in connection therewith shall be paid by Borrower upon demand by Agent.

E.             Exhibit “F”.  The Loan Agreement is hereby amended by deleting Exhibit “F” attached thereto in its entirety and substituting therefor Exhibit “F” attached to this First Amendment.

III.           Conditions Precedent. Lenders’ obligation to provide the Additional Financial Accommodations to Borrower is subject to the full and timely performance of the following covenants prior to or contemporaneously with the execution of this First Amendment:

A.            Borrower executing and delivering, or causing to be executed and delivered to Agent and Lenders, the following documents, each of which shall be in form and substance acceptable to Agent and Lenders:

(i)	A fully executed original of a Company General Certificate executed and delivered by Borrower to Agent and Lenders;

(ii)	A fully executed original Reaffirmation of Guaranties executed and delivered to Agent and Lenders by each of the Borrower’s Subsidiaries that executed the Subsidiary Guaranties;

(iii)	A fully executed Collateral Agreement executed and delivered by Borrowers and each of Borrower’s Subsidiaries to Agent; and

(iv)	such other agreements, documents and instruments as Agent or Lenders may reasonably request;

B.            No Event of Default or Unmatured Event of Default exists under the Credit Agreement, as amended by this First Amendment, or the other Loan Documents;

C.            No claims, litigation, arbitration proceedings or governmental proceedings not disclosed in writing to Agent prior to the date hereof shall be pending or known to be threatened against Borrower and no known material development not so disclosed shall have occurred in any claims, litigation, arbitration proceedings or governmental proceedings so disclosed which in the opinion of Agent is likely to materially and adversely affect the financial position or business of Borrower or the capability of Borrower to pay its obligations and liabilities to Lenders; and

D.            There shall have been no material or adverse change in the business, financial condition or results of operations since the date of Borrower’s most recently delivered financial statements to Agent and Lenders.

IV.           Waiver of Defaults.  Borrower hereby acknowledges and agrees that Borrower has failed to satisfy the EBITDA covenant set forth in Section 6.4(e) of the Loan Agreement as of June 28, 2008, and the leverage ratio covenant set forth in Section 6.4(d) of the Loan Agreement for the period ending June 28, 2008 (collectively the “Existing Defaults”).  Borrower hereby represents and warrants to the Agent and the Lenders that no Unmatured Event of Default or Event of Default exists as of the date of this First Amendment, other than the Existing Defaults.  The Agent and the Lenders hereby waive the Existing Defaults; provided that such waiver shall not be or be deemed to be a waiver of any other Events of Default, whether now existing or hereafter arising or occurring, including, without limitation, any other Events of Default arising under Section 6.4 of the Loan Agreement.

V.            Conflict.  If, and to the extent, the terms and provisions of this First Amendment contradict or conflict with the terms and provisions of the Credit Agreement, the terms and provisions of this First Amendment shall govern and control; provided, however, to the extent the terms and provisions of this First Amendment do not contradict or conflict with the terms and provisions of the Credit Agreement, the Credit Agreement, as amended by this First Amendment, shall remain in and have its intended full force and effect, and Lenders, Borrower and the Agent hereby affirm, confirm and ratify the same.

VI.           Severability.  Wherever possible, each provision of this First Amendment shall be interpreted in such manner as to be valid and enforceable under applicable law, but if any provision of this First Amendment is held to be invalid or unenforceable by a court of competent jurisdiction, such provision shall be severed herefrom and such invalidity or unenforceability shall not affect any other provision of this First Amendment, the balance of which shall remain in and have its intended full force and effect.  Provided, however, if such provision may be modified so as to be valid and enforceable as a matter of law, such provision shall be deemed to be modified so as to be valid and enforceable to the maximum extent permitted by law.

VII.          Reaffirmation.  As of the date of this First Amendment, Borrower hereby reaffirms and remakes all of its representations, warranties, covenants, duties, obligations and liabilities contained in the Credit Agreement, as amended hereby.

VIII.        Fees, Costs and Expenses.

A.            Contemporaneously herewith, Borrower shall pay to Agent, for the ratable benefit of the Lenders based upon each such Lender’s Pro Rata Share, a fully earned, non-refundable waiver and amendment fee in the amount of $50,000.

B.            Borrower agrees to pay, upon demand, all fees, costs and expenses of Lenders, including, but not limited to, reasonable attorneys’ fees, in connection with the preparation, execution, delivery and administration of this First Amendment and the other agreements, documents and instruments executed and delivered in connection herewith or pursuant hereto.

IX.           Choice of Law.  This First Amendment shall be governed by and construed in accordance with the laws of the State of Illinois, regardless of the laws that might otherwise govern under applicable principles of conflicts of law as to all matters, including matters of validity, construction, effect, performance and remedies.

X.            Agent Collateral Matters.  The Lenders irrevocably authorize the Agent, at its option and in its discretion, to (a) release any Lien or guaranty granted to or held by the Agent under any Loan Document (i) upon termination of the Commitment – Revolving Credit and payment in full of all Loans and all other Obligations of the Borrower hereunder and the expiration or termination of all Letters of Credit; (ii) constituting property sold or to be sold or disposed of as part of or in connection with any disposition permitted hereunder; or (iii) if approved, authorized or ratified in writing by the Lenders; or (b) to subordinate its interest in any Collateral to any holder of a Lien on such Collateral if approved, authorized or ratified by the Lenders.  Upon request by the Agent at any time, the Lenders will confirm in writing the Agent’s authority to release, or subordinate its interest in, particular types or items of Collateral pursuant to this X.

XI.           Waiver and Release.  IN CONSIDERATION OF AGENT’S AND EACH LENDER’S EXECUTION AND DELIVERY OF THIS FIRST AMENDMENT, BORROWER HEREBY, INDIVIDUALLY AND COLLECTIVELY, WAIVES, RELEASES AND FOREVER DISCHARGES AGENT, EACH LENDER AND THEIR PREDECESSORS, PARENTS, SUBSIDIARIES, AFFILIATES, AGENTS, EMPLOYEES, OFFICERS, DIRECTORS, SHAREHOLDERS, ATTORNEYS, LEGAL REPRESENTATIVES, SUCCESSORS AND ASSIGNS, AND EACH OF THEM, OF AND FROM ANY AND ALL CLAIMS, DEMANDS, COUNTERCLAIMS, SET-OFFS, DEFENSES, DEBTS, OBLIGATIONS, COSTS, EXPENSES, ACTIONS, CAUSES OF ACTION AND DAMAGES OF EVERY KIND, NATURE AND DESCRIPTION WHATSOEVER, KNOWN OR UNKNOWN, FORESEEABLE OR UNFORESEEABLE, LIQUIDATED OR UNLIQUIDATED, AND INSURED OR UNINSURED, WHICH BORROWER AND/OR ANY SUBSIDIARY HERETOFORE, NOW AND FROM TIME TO TIME HEREAFTER OWNS, HOLDS OR HAS BY REASON OF ANY MATTER, CAUSE OR THING WHATSOEVER, ARISING ON OR BEFORE THE DATE OF THIS FIRST AMENDMENT FROM, RELATING TO OR IN CONNECTION WITH THE LOAN DOCUMENTS, THE LOANS OR ANY OTHER OBLIGATIONS OF BORROWER TO AGENT AND LENDERS.

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IN WITNESS WHEREOF, Lenders, Borrower and Agent have caused this First Amendment to be executed and delivered by their duly authorized officers as of the date first set forth above.

CONTINENTAL MATERIALS CORPORATION

By:
Joseph J. Sum, Vice President

LASALLE BANK NATIONAL ASSOCIATION,
as Agent and a Lender

By:
Its:

FIFTH THIRD BANK (CHICAGO),
as a Lender

By:
Its: